Filed Pursuant to
Rule 424 (b) (3) and (c)
File No. 333-54350

GILEAD SCIENCES, INC.

$250,000,000 Principal Amount
5% Convertible Subordinated Notes due December 15, 2007
and
Shares of Common Stock Issuable upon Conversion of the Notes

    This prospectus supplement should be read in conjunction with the prospectus dated February 9, 2001, which is to be delivered with this prospectus supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)	Common Stock Offered	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
1976 Distribution Trust FBO A.R. Lander/Zinterhofer	14,000	284	284	0	0
1976 Distribution Trust FBO Jane A. Lander	14,000	284	284	0	0
AAM/Zazove Institutional Income Fund, L.P. (BS)	1,000,000	20,356	20,356	0	0
Alexandra Global Investment Fund 1, Ltd.	2,500,000	50,890	50,890	0	0
American Motorist Insurance Company	489,000	9,954	9,954	0	0
Arapahoe County Colorado	48,000	977	977	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	4,500,000	91,603	91,603	0	0
Argent Convertible Arbitrage Fund Ltd.	2,700,000	54,961	54,961	0	0
Bank of America Securities LLC	3,100,000	63,104	63,104	0	0
BP Amoco PLC, Master Trust	1,072,000	21,821	21,821	0	0
British Virgin Islands Social Security Board	36,000	732	732	0	0
Brown & Williamson Tobacco Retirement Trust	25,000	508	508	0	0
Century National Insurance Company	500,000	10,178	10,178	0	0
City of New Orleans	201,000	4,091	4,091	0	0
Credit Suisse First Boston Corporation	100,000	2,035	2,035	0	0
Deutsche Banc Alex Brown Inc	8,691,000	176,916	176,916	0	0
Employee Benefit Convertible Securities Fund (Custodian DTC #955 Bank of America Personal Trust)	175,000	3,562	3,562	0	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	1,500,000	30,534	30,534	0	0
First Union Securities Inc.	1,025,000	20,865	20,865	0	0
Forest Alternative Strategies Fund II L.P. ASM	25,000	508	508	0	0
Forest Global Convertible Fund A-5	1,755,000	35,725	35,725	0	0
HFR Master Fund Ltd.	120,000	2,442	2,442	0	0
Highbridge International LLC	6,852,000	139,480	139,480	0	0
Hotel Union & Hotel Industry of Hawaii	373,000	7,592	7,592	0	0
Jefferies & Company Inc.	8,000	162	162	0	0
JMG Capital Partners, LP	3,500,000	71,246	71,246	0	0
JMG Triton Offshore Fund Ltd.	3,500,000	71,246	71,246	0	0
KBC Financial Products USA	2,500,000	50,890	50,890	0	0
Lehman Brothers Inc.	7,225,000	147,073	147,073	0	0
Lipper Convertibles L.P.	1,000,000	20,356	20,356	0	0
LLT Limited	100,000	2,035	2,035	0	0
Local Initiatives Support Corporation	46,000	936	936	0	0
Merrill Lynch Insurance Group	246,000	5,007	5,007	0	0
Museum of Fine Arts, Nboston	17,000	346	346
Nabisco Holdings	29,000	590	590	0	0
Nations Convertible Securities Fund (Custodian DTC #901 Bank of New York)	3,575,000	72,773	72,773	0	0
New Orleans Firefighters Pension/Relief Fund	106,000	2,157	2,157	0	0
New York Life Insurance and Annuity Corporation	1,000,000	20,356	20,356	0	0
New York Life Insurance Company	9,000,000	183,206	183,206	0	0

Occidental Petroleum Corporation	194,000	3,949	3,949	0	0
Pacific Life Insurance Company	1,000,000	20,356	20,356	0	0
Parker-Hannifin Corporation	54,000	1,099	1,099	0	0
Pro-Mutual	685,000	13,944	13,944	0	0
Putnam Asset Allocation Funds-Balanced Portfolio	239,000	4,865	4,865	0	0
Putnam Asset Allocation Funds-Conservative Portfolio	171,000	3,480	3,480	0	0
Putnam Convertible Income-Growth Trust	2,811,000	57,221	57,221	0	0
Putnam Convertible Opportunities and IncomeTrust	73,000	1,486	1,486	0	0
Raytheon Master Pension Trust	529,000	10,768	10,768	0	0
RBC Capital Services, Inc. c/o Forest Investment Mngt., L.L.C.	20,000	407	407	0	0
RJR Reynolds	92,000	1,872	1,872	0	0
Robertson Stephens	6,000,000	122,137	122,137	0	0
San Diego County Employees Retirement Association	2,100,000	42,748	42,748	0	0
SG Cowen Securities Corporation	2,000,000	40,712	40,712	0	0
Shell Pension Trust	428,000	8,712	8,712	0	0
Smithfield Trust Company	10,000	203	203	0	0
State of Maryland Retirement System	2,509,000	51,073	51,073	0	0
The City University of New York	119,000	2,422	2,422	0	0
The Grable Foundation	91,000	1,852	1,852	0	0
The Grady Hospital Foundation	103,000	2,096	2,096	0	0
Tribeca Investment LLC	8,000,000	162,849	162,849	0	0
Viacom Inc. Pension Plan Master Trust	47,000	956	956	0	0
Victory Convertible Securities Fund	400,000	8,142	8,142	0	0
Zurich Master Hedge Fund c/o Forest Investment Mngt., L.L.C.	100,000	2,035	2,035	0	0

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)
Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

    With the exception of J.P. Morgan Securities, Inc. and Lehman Brothers Inc., none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. J. P. Morgan Securities, Inc. and Lehman Brothers Inc. were initial purchasers of the notes. The selling holders purchased the notes in private transactions on or after December 13, 2000.

The date of this prospectus supplement is September 19, 2001.